Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Everlast Worldwide, Inc.
New York, NY
We hereby consent to the use in this Registration Statement of our report dated February 9, 2007, relating to the consolidated financial statements of Everlast Worldwide, Inc. and Subsidiaries, and to the reference to our Firm under the caption “Experts” in the Prospectus.
/s/ BERENSON LLP
New York, NY
March 22, 2007